Exhibit 10.34

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Manno, May 4th, 2022.

ADDENDUM TO THE LEASE AGREEMENT SIGNED ON SEPTEMBER 3RD 2018 AND SUBSEQUENT ADDENDUM OF NOVEMBER 14TH 2019

Between

Tarchini Real Estate SA, Via Cantonale, Stabile Centro Galleria 3, 6928 Manno, hereinafter represented by Mr. Sivlio Tarchini,

(UID No: CHE-100.072.922)

(Hereinafter referred to as the Lessor)

and

Naie Natural Alternatives International Europe SA, Via Cantonale, Stabile Centro Galleria 1, 6928 Manno, hereinafter represented by Mr. Mark LeDoux and Mr. Fausto Petrini,

(UID No: CHE-105.013.401)

(Hereinafter referred to as the Lessee)

Hereinafter referred to as: “The Parties”.

Given that:

1.

the Lessor and the Lessee signed a lease agreement on September 3rd, 2018 concerning sectors no. 1, 2, 4, 5, 6, 7, 8, 10, 11, 12, 13, 15, 16, 17, 18, 22, 25, 31 for a total of 8'153.39 m2 on the ground floor and on the first floor of the Centro Galleria 1 building, map 433 in Manno

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2.

the Lessor and the Lessee signed an addendum to the contract on November 14th, 2019 which provides for the extension of the leased space from 8'153.39 m2 to 8'318.13 m2 and the increase of the rent to CHF 1'275'000. - (CHF one million two hundred and seventy-five thousand / 00) per year, ancillary costs included, VAT excluded.

3.

the Lessor and the Lessee, following the contract of 4 May 4th, 2022 of the Lessee with GIG Europe SA for the supply of electricity from the photovoltaic system located on the roof of the "Galleria 1" building, land register 433 in Manno, for the entire leased area, agree to extend the duration of the contract and to change the amount of the annual rent.

Having said all this, as an integral and constitutive part of this addendum, the parties stipulate and agree as follow:

a.

With effect from January 1st, 2023 the rent, indicated in point 2 of this addendum in CHF 1'275'000. - (CHF one million seventy-five thousand / 00) per year, including ancillary costs, excluding VAT, is reduced to CHF 1'230. '000.- (CHF one million two hundred thirty thousand / 00) per year, ancillary costs included, VAT excluded;

b.

The lease agreement of September 3rd, 2018 and subsequent addendum of November 14th, 2019 concerning sectors no. 1, 2, 4, 5, 6, 7, 8, 10, 11, 12, 13, 15, 16, 17, 18, 22, 25, 31 for a total of 8'318.13 sq m on the ground floor and first floor of the Stabile Galleria 1, map 433 in Manno, and better highlighted with the plans attached to this addendum in blue for the office and laboratory area and in yellow for the production and warehouse area, will expire on 31 December 2032. In the event that at the expiry of December 31st, 2032 none of the parties will have terminated the contract, with 12 (twelve) months’ notice by registered letter, the same will be considered renewed for a further period of 1 (one) year and so on.

c.	The Lessor and the Lessee agree that the rent may be adjusted to the national consumer price index for the first time on January 1, 2024. The starting index will be that of January 2023.

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Simultaneously with the signing of this addendum between the Lessor and the Lessee, the Lessee enters a contract with GIG Europe SA for the supply of electricity from a photovoltaic system to be placed on the roof of the Building Gallery 1, map 433 in Manno, for the entire leased area.

All other points of the lease agreement dated September 3rd, 2018 and subsequent addendum of November 14th, 2019 remain unchanged.

Read, approved and signed in Manno on May 4th, 2022.

The Lessor	The Lessee
Tarchini Real Estate SA	Naie Natural Alternatives
International Europe SA